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                                                                       Exhibit 2



                                VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of October 10, 2000 (the "Agreement"), by and among UnitedHealth Group Incorporated, a Minnesota corporation ("Buyer"), each record and beneficial stockholder of Lifemark Corporation, a Delaware corporation (the "Company"), whose signature is set forth on the signature pages to this Agreement (each a "Stockholder," and collectively the "Stockholders"), and, as to Section 3(b) below, the Company. Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                   WITNESSETH:

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for a wholly owned subsidiary of Buyer to be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware and the terms of the Merger Agreement, as a result of which the Company will be the surviving corporation and will be a wholly owned subsidiary of Buyer;


                  WHEREAS, the Stockholders own in the aggregate approximately 39.1% of the Company Common Stock issued and outstanding; and

                  WHEREAS, the Stockholders desire that the Company and Buyer consummate the Merger contemplated by the Merger Agreement and are willing to enter into this Agreement to induce Buyer to enter into the Merger Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

         1. Agreement to Vote; Waiver.

         (a) At such time as the Company convenes a meeting of, solicits written consents from or otherwise seeks a vote of, the Company's stockholders for the purpose of considering and approving the Merger and the other transactions contemplated by the Merger Agreement, each of the Stockholders hereby irrevocably and unconditionally agrees to vote all shares of Company Common Stock owned by such Stockholder (whether held directly or beneficially) (the "Shares") in favor of the Merger and the other transactions contemplated by the Merger Agreement and all other actions necessary or desirable for the consummation of the Merger.

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         (b) Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal (as defined in Section 4(c)), (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, other than as contemplated by the Merger Agreement, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

         (c) Each Stockholder hereby revokes any and all previous proxies granted with respect to all shares of Company Common Stock held of record or beneficially owned by such Stockholder. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent and each of its designees as the Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by (a) and (b) above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to all such shares. The proxy granted by each Stockholder pursuant to this Section 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

         (d) Each of the undersigned William G. Brown, Malcolm M. Brown, and Richard C. Jelinek hereby waives any and all rights which he may have to require the Warrants held by him individually or as trustee, the shares of Company Common Stock issuable upon exercise of such Warrants, the Notes held by him individually or as trustee, or the shares of Company Common Stock issuable upon conversion of such Notes, to be registered under the Securities Act of 1933, as amended, or under any state securities laws; provided that this waiver shall only be effective upon, and shall be subject to, consummation of the merger contemplated by the Merger Agreement.

         2. Limitation. Each Stockholder shall retain at all times the right to vote such Stockholder's shares of Company Common Stock in that Stockholder's sole discretion on all matters, other than those set forth in Section 1, that are at any time or from time to time presented for consideration by the Company's stockholders generally.

         3. Street Name Shares, Etc.

         (a) With respect to any Shares listed on the signature page of this Agreement as being held in "street name" by a broker-dealer for a Stockholder, each Stockholder hereby irrevocably agrees to instruct and direct such broker-dealer to vote such Shares in accordance with such Stockholder's agreements set forth in Section 1. With respect to any such Shares, each Stockholder further irrevocably agrees to complete and submit any proxy voting cards received

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by such Stockholder from such broker-dealer in accordance with such
Stockholder's agreements set forth in Section 1.

         (b) With respect to any Shares listed on the signature page of this Agreement as being pledged to the Company, the Company acknowledges that it does not presently have any voting rights with respect to such Shares and agrees that it will not take any action to prevent the applicable Stockholders from voting such Shares in accordance with such Stockholders' agreements set forth in
Section 1.

         (c) With respect to any Shares listed on the signature page of this Agreement as being beneficially owned by a Stockholder through an individual retirement account, trust, partnership, or other legal entity, such Stockholder agrees to take and to cause to be taken all actions which are necessary or appropriate in order to cause such Shares to be voted in accordance with such Stockholder's agreements set forth in Section 1.

         4. No Solicitation.

         (a) Immediately upon execution of this Agreement, the Stockholders shall (and shall use best efforts to cause the Company and its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries and other communications with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal with the Company.

         (b) Prior to termination of this Agreement pursuant to Section 8 hereof, each Stockholder hereby covenants and agrees that he or she will not, and each Stockholder shall use best efforts to cause the Company and its officers, directors, employees, investment bankers, attorneys and other agents or representatives not to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal; provided, that if a Stockholder is a director of the Company, such Stockholder may, as such a director (but not as a stockholder), engage in the activities specified in (ii) and (iii), but only if and to the extent that the Company Board may do so pursuant to Section 5.6(b) of the Merger Agreement, and only subject to the conditions and limitations set forth in said Section 5.6(b). In the event that any Stockholder shall receive any Acquisition Proposal, he or she shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Buyer the identity of the Potential Acquiror, the terms of such Acquisition Proposal, copies of all information requested by the Potential Acquiror, and shall further promptly inform Buyer in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Without limiting the

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foregoing, each of the Stockholders understands and agrees that any violation of the restrictions set forth in this Section 4 by any Stockholder who is a director or officer of the Company, whether or not such Stockholder is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of Section 5.6(b) of the Merger Agreement sufficient to enable Buyer to terminate the Merger Agreement pursuant to Section 7.1(d)(i) thereof. Nothing set forth in this Section 4 shall be deemed to limit or qualify in any way the Stockholders' agreements and obligations set forth in Section 1.

         (c) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the assets of, or 15% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

         5. Representations and Warranties of the Stockholders. The Stockholders severally, but not jointly, hereby represent and warrant to Buyer that:

         (a) Each Stockholder has the requisite legal capacity and authority to execute and deliver this Agreement, to perform the obligations of the Stockholder under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy and other similar laws and general principles of equity;

         (b) Each Stockholder's execution, delivery and performance of this Agreement will not result in the creation of any Lien upon any of the shares of Company Common Stock held by such Stockholder under any of the terms, conditions or provisions of any contract to which such Stockholder is a party;

         (c) No filing or registration with or notification to and no permit, authorization, consent or approval of, any Governmental Entity is required to be obtained, made or given by any Stockholder in connection with the execution, delivery and performance by any Stockholder of this Agreement; and

         (d) The signature page of this Agreement correctly sets forth the number of shares of Company Common Stock held of record and/or beneficially owned by each Stockholder as of the date of this Agreement. With respect to shares of Company Common Stock beneficially owned by each Stockholder and held by a broker in street name, the signature page of this Agreement correctly sets forth the name of such broker and the number of shares of Company Common

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Stock held by such broker. With respect to shares of Company Common Stock beneficially owned by each Stockholder through an individual retirement account, trust, partnership, or other legal entity, the signature page of this Agreement correctly sets forth the identity of such entity and the number of shares of Company Common Stock so held. Each Stockholder has good title to all of the shares of Company Common Stock set forth below his or her name on the signature page hereto free and clear of all liens, security interests and encumbrances or any restrictions on transfer, except for such Shares as are listed on such signature page as being pledged to the Company to secure the payment of the purchase price of such Shares.

         (e) Each Stockholder, in his or her capacity as record owner, beneficial owner, partner or trustee, either acting alone or together with another Stockholder, has the sole power (or shares such power only with such other Stockholder) to direct the voting and disposition of the Shares and to prevent the amendment of any custodial, trust, partnership or other operative agreement under which the Shares are held.

         6. Capacity. The parties hereby agree that the Stockholders are executing this Agreement solely in their capacity as Stockholders of the Company. Nothing contained in this Agreement shall limit or otherwise affect the conduct or exercise of the Stockholders' fiduciary duties as officers or directors of the Company.

         7. Covenants.

         (a) Each Stockholder will, and will cause any broker-dealer, individual retirement account trustee or custodian, trustee, trust, partnership, or other legal entity through which such Stockholder holds Shares to, execute and deliver such documents and take such action reasonably requested by Buyer to effectuate the purposes of this Agreement and to consummate the transactions contemplated by the Merger Agreement.

         (b) Each Stockholder, either acting alone or together with another Stockholder, has the power to, and will, and will cause any broker-dealer, individual retirement account trustee or custodian, trustee, trust, partnership, or other legal entity through which such Stockholder holds Shares to, during the term hereof, prevent (i) the amendment of any custodial, trust, partnership or other operative agreement under which the Shares are held and (ii) except as a result of a pledge of the Shares to the Company in connection with the exercise of options to purchase shares of the Company's common stock, the existence of any lien, security interest, or other encumbrance on the Shares resulting from outstanding indebtedness or any other outstanding obligation secured by the Shares.

         8. Termination. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no

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liability under this Agreement on the part of Buyer, its officers or directors or the Stockholders, and all rights and obligations of the parties to this Agreement shall cease.

         9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in the Merger Agreement.

         10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without the necessity of proving damages or posting any bond, and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or facsimile (with receipt electronically confirmed) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  (a)      if to a Stockholder:  To the address set forth on the
                                                 signature page(s) hereto

                  (b)      if to Buyer:

                           UnitedHealth Group Incorporated
                           9900 Bren Road East
                           Minnetonka, Minnesota 55343
                           Attention: General Counsel
                           Facsimile No.: (952) 936-0044

                           with a copy to:

                           Dorsey & Whitney LLP
                           220 South Sixth Street
                           Minneapolis, MN  55402
                           Attention: James D. Alt
                           Facsimile No.:  (612) 340-8738

         12. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the

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Stockholders or Buyer, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

         13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         14. Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto.

         15. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         16. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


                                    * * * * *

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         IN WITNESS WHEREOF, the parties hereto have caused this Voting
Agreement to be executed as of the day and year first written above.

                       UNITEDHEALTH GROUP INCORPORATED


                       By:    /s/ David J. Lubben
                       Name:  David J. Lubben
                       Title: Secretary


                       LIFEMARK CORPORATION (as to Section 3(b))


                       By:    /s/ Rhonda E. Brede
                       Name:  Rhonda E. Brede
                       Title: President and Chief Executive Officer


                       STOCKHOLDERS


                       /s/ Rhonda E. Brede
                       Name: Rhonda E. Brede
                       Address: 19870 N. 68th Drive, Glendale, AZ 85308 Number of Shares Held Directly: 123,089 (of which
                            90,000 are pledged to the Company)
                       Number of Shares Held in Street Name: 1,121 (Wells
                            Fargo)


                       /s/ Michael J. Kennedy
                       Name: Michael J. Kennedy
                       Address: 5226 E. Anderson Drive, Scottsdale, AZ 85254 Number of Shares Held Directly: 79,497 (of which 60,000 are pledged to the Company)
                       Number of Shares Held in Individual Retirement Account:
                            8,500 (Stephens Inc., custodian)
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                       /s/ Richard M. Jelinek
                       Name: Richard M. Jelinek
                       Address:  8120 N. Dreamy Dr., Phoenix, AZ 85020
                       Number of Shares Held Directly:  60,000 (of which 60,000
                            are pledged to the Company)
                       Number of Shares Held in Street Name: 7,325 (Stephens
                            Inc.)


                       /s/ Dave Decker
                       Name: Dave Decker
                       Address: 10833 E. Raintree Dr., Scottsdale, AZ 85259 Number of Shares Held Directly: 26,877 (of which 25,000 are pledged to the Company)
                       Number of Shares Held in Street Name:  3,500 (Charles
                            Schwab)


                       /s/ Henry H. Kaldenbaugh
                       Name:  Henry H. Kaldenbaugh
                       Individually and in his capacity as General Partner of the Hemarco Investments Limited Partnership
                       Address: 214 South Main Street, Cottonwood, AZ 86326 Number of Shares Held Directly: 5,000
                       Number of Shares Held in Street Name:  8,000
                            (Ameritrade)
                       Number of Shares Held Through Hemarco Investments
                            Limited Partnership:  497,453


                       /s/ Martha E. Kaldenbaugh
                       Name: Martha E. Kaldenbaugh
                       As General Partner of the Hemarco Investments Limited Partnership
                       Address: 215 South Main Street, Cottonwood, AZ 86326 Number of Shares Held Through Hemarco Investments
                            Limited Partnership:  497,453
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                       /s/ John G. Lingenfelter
                       Name:  John G. Lingenfelter
                       Individually and in his capacity as Trustee under the Lingenfelter Family Trust U/T/A dated January 31, 1992, and as General Partner of the Lingenfelter Investments Limited Partnership
                       Address: 1080 Riata Valley Road, Kingman, AZ 86401 Number of Shares Held Directly: 5,000
                       Number of Shares Held in Individual Retirement Account:
                            7,781
                       Number of Shares Held Through Lingenfelter Family Trust:
                            400,878
                       Number of Shares Held Through Lingenfelter Investments
                            Limited Partnership:  11,000

                       /s/ Diana R. Lingenfelter
                       Name:  Diana R. Lingenfelter
                       In her capacity as Trustee under the Lingenfelter Family Trust U/T/A dated January 31, 1992, and as General Partner of the Lingenfelter Investments Limited Partnership
                       Address: 1080 Riata Valley Road, Kingman, AZ 86401 Number of Shares Held Through Lingenfelter Family Trust:
                            400,878
                       Number of Shares Held Through Lingenfelter Investments
                            Limited Partnership:  11,000
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                       /s/ Richard C. Jelinek
                       Name:  Richard C. Jelinek
                       Individually and in his capacity as Trustee under the William Gardner Brown GST Trust U/T/A dated 12/1/91
                       Address:  0312 Ridge Road, Aspen, CO 81611
                       Number of Shares Held Directly:  612,500
                       Number of Shares Held in Street Name: 3,315 (Stephens
                            Inc.); 1,200 (E Trade); 3,000 (William Blair)
                       Number of Shares Held Under Trust Agreement Dated
                            December 1, 1991:  70,000


                       /s/ William G. Brown
                       Name:  William G. Brown
                       Individually and in his capacity as Trustee under the William Gardner Brown Grantor Revocable Trust U/T/A 9/15/91
                       Address: 207 S. Beach Road, Hobe Sound, FL 33455 Number of Shares Held Directly: 5,000
                       Number of Shares Held Under Trust Agreement Dated
                            September 15, 1991:  38,670
                       Number of Shares Held Under Trust Agreement Dated
                            December 1, 1991:  70,000


                       /s/ Malcolm M. Brown
                       Name: Malcolm M. Brown
                       As Trustee under the William Gardner Brown GST Trust U/T/A dated 12/1/91
                       Address: 1110 Arbor Road, Winston-Salem, NC 27104 Number of Shares Held Under Trust Agreement Dated
                            December 1, 1991:  70,000
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                       /s/ Risa J. Lavizzo-Mourey
                       Name:    Risa J. Lavizzo-Mourey
                       Address: 711 Papermill Road, Erdenheim, PA 19038 Number of Shares Held Directly: 5,000
                       Number of Shares Held in Individual Retirement Account:
                            4,200 (Fidelity Investments, custodian)
                       Number of Shares Held in Street Name:  28,880 (Fidelity
                            Investments)